EXHIBIT 99.1

News Release

Contact:	Zvi Eiref
Chief Financial Officer
609/279-7666

CHURCH & DWIGHT REPORTS THIRD QUARTER RESULTS

PRINCETON, NJ, NOVEMBER 8, 2005 – Church & Dwight Co., Inc. (NYSE:CHD) today reported net income for the quarter ended September 30, 2005 of $34.6 million or $0.51 per share, an increase of $0.09 per share or 21% from last year’s net income of $27.4 million or $0.42 per share. Last year’s results included a $6.2 million pretax or $0.05 per share inventory charge related to the acquisition of the 50% interest in Armkel LLC that the Company did not already own. Excluding last year’s charge, this year’s earnings would have been $0.04 per share or approximately 9% higher than last year’s adjusted $0.47 per share.

James R. Craigie, President and Chief Executive Officer, commented, “We are very satisfied with the Company’s third quarter performance which, despite escalating costs, saw continued growth in sales and earnings, the introduction of the new Elexa® feminine care line, and an agreement to acquire the SpinBrush® toothbrush business. Additionally, we are in the process of implementing a series of further cost reductions and major pricing initiatives to offset the extraordinary cost increases we have incurred so far this year, and to achieve, in 2006, our long-term objective of improving gross margin by at least 100 basis points per year.”

The Company noted that its income statements for the third quarter of 2004 and 2005 reflected several offsetting tax and litigation items, which are described later in this release.

For the nine months, net income was $106.7 million or $1.58 per share, an increase of $0.41 per share or 35% over last year’s net income of $76.9 million or $1.17 per share. Last year’s results included pretax charges of $18.3 million or $0.17 per share, consisting of an inventory charge of $10.3 million and an $8.0 million charge for deferred financing costs, related to the acquisition of Armkel on May 28, 2004. Excluding last year’s charges, this year’s earnings would have been $0.24 per share or 18% above last year’s adjusted $1.34 per share for the nine-month period.

Third quarter reported sales of $442.7 million were $22.4 million or 5% above last year. Excluding foreign exchange gains, and promotion reserve adjustments, organic sales growth is also approximately 5%. Nine months sales of $1,305.2 million were substantially higher than last year’s sales which excluded Armkel for the period prior to its acquisition. On a combined basis, including Armkel prior to its acquisition in May 2004 as well as other unconsolidated affiliates (a non-GAAP measure – see Supplementary Information for all non-GAAP measures in this release), organic sales growth for the nine months is approximately 4%.

At the product line level, third quarter household product sales were 5% higher due to strong growth for liquid laundry detergents and pet care products; and personal care sales were over 5% higher due to strong growth for condoms and diagnostic kits, combined with flat deodorants and toothpaste sales. Third quarter personal care sales also benefited from pipeline shipments of the new Elexa product line. International sales were 6% higher primarily due to foreign exchange gains, and specialty products were 5% higher.

At the brand level, sales of Arm & Hammer® and Xtra® detergents, Arm & Hammer Super Scoop® cat litter, Trojan® condoms and First Response® pregnancy kits were all higher than last year, while sales of laundry detergent powder were lower.

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As expected, third quarter gross profit margin declined to 37.8%, compared to the previous year’s 38.2%. Excluding a $2.4 million plant obsolescence charge this year and the Armkel related inventory charge last year, as well as promotion reserve adjustments in both years, this year’s adjusted margin would have been 38.2%, a 130 basis points reduction from last year’s adjusted 39.5% (a non-GAAP measure).

For the nine months, gross margin was 38.1%, substantially higher than last year’s margin which excluded Armkel for the first five months. On a combined basis including Armkel and other affiliates (a non-GAAP measure), the Company’s adjusted gross margin was 38.7%, a 140 basis points reduction from the comparable margin last year. The margin decline reflects substantially higher commodity costs, particularly for oil-based raw and packaging materials used in the household and specialty products businesses, partially offset by cost improvement programs and pricing actions which the Company has implemented over the past twelve months.

Third quarter selling, general and administrative expenses of $61.6 million were $5.5 million above last year. During the quarter, the Company recorded a pretax charge of $8.3 million as a result of an adverse verdict in a recent lawsuit related to a contract dispute. For the nine months, on a combined basis including Armkel and other affiliates (a non-GAAP measure), selling, general and administrative expenses were flat with last year, and marketing expenses were slightly higher than last year.

Third quarter operating profit of $53.9 million was about flat with last year’s $53.4 million. Excluding the charges described above, this year’s operating profit would have been $63.5 million or about 9% higher than last year. For the nine months, on a combined basis including Armkel and other affiliates (a non-GAAP measure), operating profit was $188.6 million, a $10.1 million or approximately 6% increase over last year’s $178.5 million.

Below the operating profit line, third quarter other expense of $10.5 million, which primarily represents interest costs, was $5.9 million lower than last year, due in part to the substantial debt paydown over the last twelve months which more than compensated for higher interest rates. Last year’s expense included a $4.9 million interest payment connected with the settlement of a legal action.

This year’s third quarter tax provision of $9.5 million benefited from a $6.0 million adjustment to reduce tax reserves; last year’s charge benefited from the recognition of prior year tax credits of $2.0 million.

At quarter-end, the Company had total outstanding debt of $761 million, and cash of $160 million, for a net debt position of $601 million. This is a $155 million reduction from the net debt position of $756 million at the comparable quarter-end last year.

Adjusted earnings before interest, taxes, depreciation and amortization as defined in the Company’s bank loan agreement (a non-GAAP measure), which excludes certain non-cash items, are approximately $234 million for the nine months, compared to $224 million for the same period last year.

PRODUCT NEWS

As previously announced, during the third quarter, the Company launched a premium line of unique sexual health products for women, called Elexa by Trojan. The new line is located in the feminine care aisle of the store, and includes condoms and other products that are designed to provide women with the freedom to pursue a healthy and fulfilling sex life. The Company achieved its distribution goals for the new line by quarter end, and will support the launch with significant advertising, display and other marketing programs in the fourth quarter.

The Company completed on October 31 the previously announced acquisition of the SpinBrush battery-operated toothbrush line from Procter & Gamble. Under the terms of the agreement, the seller will provide transition services for several months. As a result, the Company will not consolidate sales and will account for the net profit as other revenue within operating income during the transition period. While it is hard to predict, the Company currently expects the acquisition to become accretive late next year. SpinBrush sales for the year ended June 30, 2005 were $110 million, and the Company views the brand as a strategic addition to its oral care business.

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FOURTH QUARTER COST REDUCTION AND PRICING INITIATIVES

Hurricanes Katrina and Rita, which occurred in September, only had a minor effect on third quarter results. However, the damage to oil and chemical production facilities in the Gulf region disrupted supplies and resulted in additional price increases for oil-based commodities such as surfactants, resin and diesel fuel, on top of those already incurred earlier in the year. The Company has been able to secure alternative supply sources, and maintain normal production and customer service levels, but hurricane-related increases in commodity prices are expected to reduce fourth quarter earnings by $0.06-$0.07 per share.

The Company has taken significant cost reduction and pricing actions over the past year to offset the rise in commodity prices and restore margins, and additional steps were planned in the fourth quarter even before the latest round of cost increases.

On the manufacturing side of the business, the Company has recently announced the closure, subject to regulatory approval, of a sub-scale consumer products manufacturing operation abroad, and is continuing an active program of operational improvements at several other facilities. These steps are expected to result in primarily non-cash plant restructuring charges of $0.08-$0.10 per share during the fourth quarter, and lower operating costs beginning in the second quarter of 2006.

On the pricing side, early in the fourth quarter, the Company announced increases ranging from 4% to over 10% for products representing about 35% of its U.S. consumer products portfolio, including Arm & Hammer and Xtra liquid laundry detergents, Arm & Hammer Super Scoop cat litter and Arm & Hammer baking soda. These increases will come into effect during the first quarter of 2006. Additional price increases are also planned for certain specialty products and international consumer product lines.

Mr. Craigie noted that the fourth quarter is normally the Company’s seasonally lowest earnings period, and that this year’s results will also be affected by the hurricane-related and plant restructuring charges described above, as well as the cost of the Elexa launch. He added, “Due to these events, we think it prudent to maintain our earnings objective for the year at $1.75 per share on a GAAP basis including charges. For 2006 and beyond, we remain comfortable with our previously stated long-term objective of 10-12% EPS growth per year.”

As previously reported, at its November 2 Board meeting, the Company declared a quarterly dividend of $0.06 per share. The dividend is payable December 1, 2005 to stockholders of record at the close of business on November 14, 2005. This is the Company’s 419th regular quarterly dividend.

The Company noted that a conference call with the investment community is scheduled for 10:00 a.m. (ET). To listen, please visit the Investor Relations Section of the Company’s website at www.churchdwight.com or dial 866-770-7120, access code: 81966556. A replay will be available two hours after the call. The replay number is 888-286-8010, access code 50860373. In addition, the replay can be heard at www.churchdwight.com

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products, under the Arm & Hammer brand name and other well-known trademarks.

This release contains forward-looking statements relating, among others, to short- and long-term financial objectives, sales and earnings growth, margin improvement, marketing, advertising and display spending, pricing changes in certain of its products, possible operational improvement initiatives, the effect of the SpinBrush acquisition, cost reduction initiatives, the effect of increases in commodity prices, the receipt of regulatory approval for the foreign plant closing and earnings per share. These statements represent the intentions, plans, expectations and beliefs of Church & Dwight, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), raw material and energy prices, the financial condition of major customers, and increased marketing spending. With regard to the new product introductions referred to in this release, there is particular uncertainty relating to trade, competitive and consumer reactions. Other factors, which could materially affect the results, include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental remediation and the divestiture of assets. For a description of additional cautionary statements, see Church & Dwight’s quarterly and annual reports filed with the SEC.

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CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	Sept. 30, 2005	Oct. 1, 2004	Sept. 30, 2005	Oct. 1, 2004
Net Sales	$442,743	$420,310	$1,305,232	$1,057,086
Cost of sales	275,213	259,721	808,564	680,259

Gross profit	167,530	160,589	496,668	376,827
Marketing expenses	51,989	51,019	140,699	111,325
Selling, general and administrative expenses	61,652	56,169	175,098	132,213

Income from Operations	53,889	53,401	180,871	133,289
Equity in earnings of affiliates	709	1,143	3,879	13,759
Other income (expense), net	(10,494)	(16,375)	(30,699)	(34,772)

Income before minority interest and taxes	44,104	38,169	154,051	112,276
Income taxes	9,514	10,764	47,397	35,379
Minority Interest	(8)	4	(25)	17

Net Income	$34,598	$27,401	$106,679	$76,880

Net Income per share - Basic	$0.54	$0.44	$1.67	$1.25
Net Income per share - Diluted	$0.51	$0.42	$1.58	$1.17

Dividend per share	$0.06	$0.06	$0.18	$0.17
Weighted average shares outstanding - Basic	64,102	62,005	63,698	61,641
Weighted average shares outstanding - Diluted	69,534	68,161	69,254	67,980

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	Sept. 30, 2005	Oct. 1, 2004
Assets
Current Assets
Cash, equivalents and securities	$159,796	$145,440
Accounts receivable	201,142	198,141
Inventories	159,687	152,666
Other current assets	21,545	30,531

Total Current Assets	542,170	526,778

Property, Plant and Equipment (Net)	332,865	330,827
Equity Investment in Affiliates	11,571	13,223
Intangibles and other assets	1,050,832	994,551

Total Assets	$1,937,438	$1,865,379

Liabilities and Stockholders’ Equity
Short-Term Debt	$114,662	$112,158
Other Current Liabilities	274,886	266,280

Total Current Liabilities	389,548	378,438

Long-Term Debt	646,277	789,676
Other Long-Term Liabilities	215,450	165,557
Stockholders’ Equity	686,163	531,708

Total Liabilities and Stockholders’ Equity	$1,937,438	$1,865,379

SUPPLEMENTARY INFORMATION

The following discussion addresses the reconciliations below and in this press release that reconcile non-GAAP and other measures used in this press release to the most directly comparable GAAP measures:

Reported and Combined Adjusted Organic Net Sales

The press release provides information regarding reported and combined organic sales adjusted to exclude the effect of foreign exchange adjustments and the impact of changes in estimates of promotion reserves. Management believes that the presentation of adjusted reported and combined organic net sales is useful to investors because it enables them to assess, on a consistent basis, sales of Church & Dwight and unconsolidated equity investees products that were marketed by Church & Dwight or its unconsolidated equity investees during the entirety of relevant periods. In addition, the exclusion of the effect of foreign exchange adjustments and the changes in estimates of promotion reserves is useful to investors since they are not necessarily reflective of day-to-day operations within a discrete period.

	Three Months Ended		Percent Change
(Dollars in Millions)	9/30/2005	10/1/2004
Net Sales As Reported	$442.7	$420.3	5%
Less:
Foreign Exchange	(2.1)	—
Reversal of Promotion Reserves	(1.1)	(1.3)

Adjusted Net Sales	$439.5	$419.0	5%

	Nine Months Ended		Percent Change
	9/30/2005	10/1/2004
Net Sales As Reported	$1,305.2	$1,057.1	23%
Plus: Armkel	—	192.7
Other Equity Investees	46.0	41.4
Less: Inter Company Eliminations	(7.3)	(6.6)

Combined Net Sales Including Investees	1,343.9	1,284.6	5%
Less:
Foreign Exchange	(10.3)	—
Reversal of Promotion Reserves	(4.9)	(4.9)

Adjusted Combined Net Sales	$1,328.7	$1,279.7	4%

Reported and Combined Adjusted Gross Profit and Reported Adjusted Operating Profit

The press release also provides information regarding reported and combined adjusted gross profit and reported adjusted operating profit. Management believes this presentation is useful to investors because it eliminates accounting adjustments that are not reflective of the day to day operations within a discrete period and because the businesses of the Company and its unconsolidated equity investees are managed on a combined basis. Management uses combined performance measures to analyze performance and develop financial objectives. Moreover, since the results of operations of the former Armkel business have been included in Church & Dwight’s consolidated statements of income beginning on May 29, 2004, the information enhances comparability over the relevant periods.

	Three Months Ended		Percentage Change
(Dollars in Millions)	9/30/2005	10/1/2004
Gross Profit As Reported	$167.5	$160.6
Less:
Reversal of Promotion Reserves	(1.1)	(1.3)
Plant Obsolescence Charge	2.4	—
Foreign Exchange	(1.1)	—
Armkel Related Inventory Charge	—	6.2

Adjusted Gross Profit	$167.7	$165.5
Percent of Adjusted Net Sales	38.2%	39.5%	-130 bps

	Nine Months Ended		Percentage Change
	9/30/2005	10/1/2004
Gross Profit As Reported	$496.7	$376.8
Plus: Armkel	—	109.9
Other Equity
Investees	11.6	9.7
Adjustments*	13.3	11.8

Combined Gross Profit Including Investees	521.6	508.2
Less:
Reversal of Promotion Reserves	(4.9)	(4.9)
Plant Obsolescence Charge	2.4	—
Foreign Exchange	(5.2)	—
Armkel Related Inventory Charge	—	10.3

Adjusted Gross Profit	$513.9	$513.6
Percent of Adjusted Net Sales	38.7%	40.1%	-140 bps

*	Adjustments include the reclassification of the administrative cost of production planning and logistics functions that are not directly attributable to the manufacturing process from Cost of Sales to SG&A.

	Three Months Ended		Percent Change
(Dollars in Millions)	9/30/2005	10/1/2004
Operating Profit As Reported	$53.9	$53.4	1%
Less:
Armkel Related Inventory Charge	—	6.2
Litigation	8.3	—
Plant Obsolescence Charge	2.4	—
Reversal of Promotion Reserves	(1.1)	(1.3)

Adjusted Operating Profit	$63.5	$58.3	9%

Adjusted EBITDA

Management believes that Adjusted EBITDA is an important measure to investors because it indicates the Company’s ability to generate liquidity in a fashion that will enable it to satisfy an important financial covenant in the Company’s principal credit agreement. Set forth below is a reconciliation of the Company’s Adjusted EBITDA to net cash flow provided by operating activities, the most directly comparable GAAP measure.

Adjusted EBITDA
Reconciliation of Net Cash Provided By Operating Activities to Adjusted EBITDA
(Dollars in Millions)
Net Cash Provided by Operating Activities	$131.2
Interest Expense	32.3
Current Income Tax Provision	42.2
Change in Working Capital & Other Liabilities	24.7
Investment Income	(2.6)
Other	6.4

Church & Dwight Adjusted EBITDA	$234.2

Combined Product Line Information

The following tables reconcile the Company’s reported product line net sales, gross profit, marketing expenses, SG&A expenses and operating profit to the combined amounts for the Company and its unconsolidated equity investees for the quarters and nine months ended September 30, 2005, and October 1, 2004. The reconciliation reflects the elimination of intercompany sales and the reclassification of the administrative costs of production planning and logistics functions. Management believes this information is useful to investors because the businesses of the Company and its unconsolidated equity investees are managed on a combined basis, and management uses combined performance measures to analyze performance and develop financial objectives. Moreover, since the results of operations of the former Armkel business have been included in Church & Dwight’s consolidated statements of income beginning on May 29, 2004, the information enhances comparability over the relevant periods.

Church & Dwight Co., Inc

Product Line Net Sales, Gross Profit and Operating Profit

Including Unconsolidated Affiliates

3rd Quarter and Nine Months 2005 vs. 2004

Dollars in Millions

	Three Months Ended September 30, 2005
	CHD As Reported	Armkel	Other Equity Affiliates	Adj’s**	CHD & Affiliates
Household Products	$183.4	$—	$—	$—	$183.4
Personal Care Products	$131.5	$—	$—	$—	$131.5

Consumer Domestic	$314.9	$—	$—	$—	$314.9
Consumer International	$74.3	$—	$—	$—	$74.3

Total Consumer Net Sales	$389.2	$—	$—	$—	$389.2
Specialty Products Division	$53.5	$—	$13.7	$(2.3)	$64.9

Total Net Sales	$442.7	$—	$13.7	$(2.3)	$454.1
Gross Profit	$167.5	$—	$2.8	$4.5	$174.8
% of Net Sales	37.8%		20.7%		38.5%
Marketing	$52.0	$—	$0.1	$—	$52.1
% of Net Sales	11.7%		0.8%		11.5%
SG&A	$61.6	$—	$1.3	$4.5	$67.4
% of Net Sales	13.9%		9.6%		14.8%
Operating Profit	$53.9	$—	$1.4	$—	$55.3
% of Net Sales	12.2%		10.3%		12.2%

	Three Months Ended October 1, 2004
	CHD As Reported	Armkel	Other Equity Affiliates	Adj’s**	CHD & Affiliates
Household Products	$174.6	$—	$—	$—	$174.6
Personal Care Products	$124.6	$—	$—	$—	$124.6

Consumer Domestic	$299.2	$—	$—	$—	$299.2
Consumer International	$70.0	$—	$—	$—	$70.0

Total Consumer Net Sales	$369.2	$—	$—	$—	$369.2
Specialty Products Division	$51.1	$—	$14.0	$(2.1)	$63.0

Total Net Sales	$420.3	$—	$14.0	$(2.1)	$432.2
Gross Profit	$160.6	$—	$3.5	$4.6	$168.7
% of Net Sales	38.2%		25.0%		39.0%
Marketing	$51.0	$—	$0.1	$—	$51.1
% of Net Sales	12.1%		0.7%		11.8%
SG&A	$56.2	$—	$1.1	$4.6	$61.9
% of Net Sales	13.4%		7.9%		14.3%
Operating Profit	$53.4	$—	$2.3	$—	$55.7
% of Net Sales	12.7%		16.4%		12.9%

	Nine Months Ended September 30, 2005
	CHD As Reported	Armkel	Other Equity Affiliates	Adj’s**	CHD & Affiliates
Household Products	$530.0	$—	$—	$—	$530.0
Personal Care Products	$389.7	$—	$—	$—	$389.7

Consumer Domestic	$919.7	$—	$—	$—	$919.7
Consumer International	$221.8	$—	$—	$—	$221.8

Total Consumer Net Sales	$1,141.5	$—	$—	$—	$1,141.5
Specialty Products Division	$163.7	$—	$46.0	$(7.3)	$202.4

Total Net Sales	$1,305.2	$—	$46.0	$(7.3)	$1,343.9

Gross Profit	$496.7	$—	$11.6	$13.3	$521.6
% of Net Sales	38.1%		25.3%		38.8%

Marketing	$140.7	$—	$0.3	$—	$141.0
% of Net Sales	10.8%		0.7%		10.5%

SG&A	$175.1	$—	$3.6	$13.3	$192.0
% of Net Sales	13.4%		7.9%		14.3%

Operating Profit	$180.9	$—	$7.7	$—	$188.6
% of Net Sales	13.9%		16.8%		14.0%

	Nine Months Ended October 1, 2004
	CHD As Reported	Armkel	Other Equity Affiliates	Adj’s**	CHD & Affiliates
Household Products	$509.6	$—	$—	$—	$509.6
Personal Care Products	$284.6	$92.1	$—	$—	$376.7

Consumer Domestic	$794.2	$92.1	$—	$—	$886.3
Consumer International	$107.8	$100.6	$—	$(0.7)	$207.7

Total Consumer Net Sales	$902.0	$192.7	$—	$(0.7)	$1,094.0
Specialty Products Division	$155.1	$—	$41.4	$(5.9)	$190.6

Total Net Sales	$1,057.1	$192.7	$41.4	$(6.6)	$1,284.6

Gross Profit	$376.8	$109.9	$9.7	$11.8	$508.2
% of Net Sales	35.6%	57.0%	23.4%		39.6%

Marketing	$111.3	$25.7	$0.3	$—	$137.3
% of Net Sales	10.5%	13.3%	0.7%		10.7%

SG&A	$132.2	$45.0	$3.4	$11.8	$192.4
% of Net Sales	12.6%	23.4%	8.2%		15.0%

Operating Profit	$133.3	$39.2	$6.0	$—	$178.5
% of Net Sales	12.6%	20.3%	14.5%		13.9%

**	Adjustments include: elimination of intercompany sales with unconsolidated affiliates, reclassification of the administrative costs of production planning and logistics functions that are not directly attributable to the manufacturing process, from cost of sales to SG&A.